Exhibit 10.7

RSDL ENTERPRISES CONSULTING AGREEMENT

BioForce NanoSciences Holdings, Inc. desires to have services provided by Aldo Dalla-Vecchia of RSDL Enterprises.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES.

Beginning on May 25, 2020, Aldo Dalla-Vecchia will provide the following services (collectively, the "Services"):

General Consulting for Management

2. PERFORMANCE OF SERVICES.

The manner in which the Services are to be performed and the specific hours to be worked by Aldo Dalla-Vecchia shall be determined by Aldo Dalla-Vecchia. BioForce NanoSciences Holdings, Inc. will rely on Aldo Dalla-Vecchia to work as many hours as may be reasonably necessary to fulfill Aldo Dalla-Vecchia's obligations under this Agreement.

3. PAYMENT.

BioForce NanoSciences Holdings, Inc. will pay a fee to Aldo Dalla-Vecchia for the Services in the amount of $7,000.00 (Seven Thousand Dollars). This fee shall be payable in a lump-sum upon within 48-hours upon signing agreement.

4. NEW PROJECT APPROVAL.

Aldo Dalla-Vecchia and BioForce NanoSciences Holdings, Inc. recognize that Aldo Dalla-Vecchia's Services will include working on various projects for BioForce NanoSciences Holdings, Inc. Aldo Dalla-Vecchia shall obtain the approval of BioForce NanoSciences Holdings, Inc. prior to the commencement of a new project.

5. TERM/TERMINATION.

This Agreement shall terminate automatically on July 27, 2020 at 5:30 PM ET.

6. RELATIONSHIP OF PARTIES.

It is understood by the parties that Aldo Dalla-Vecchia is an independent contractor with respect to BioForce NanoSciences Holdings, Inc., and not an employee of BioForce NanoSciences Holdings, Inc.

BioForce NanoSciences Holdings, Inc. will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Aldo Dalla-Vecchia.

7. INDEMNIFICATION.

Aldo Dalla-Vecchia agrees to indemnify and hold harmless BioForce NanoSciences Holdings, Inc. from all claims, losses, expenses, fees including attorney fees, costs, and Judgments that may be asserted against BioForce NanoSciences Holdings, Inc. that result from the acts or omissions of Aldo Dalla-Vecchia, Aldo Dalla-Vecchia's employees, if any, and Aldo Dalla-Vecchia's agents.

8. RETURN OF RECORDS.

Upon termination of this Agreement, Aldo Dalla-Vecchia shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Aldo Dalla-Vecchia's possession or under Aldo Dalla-Vecchia's control and that BioForce NanoSciences Holdings, Inc 's property or relate to BioForce NanoSciences Holdings, Inc.’s  business.

9. NOTICES.

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for BioForce NanoSciences Holdings, Inc.

BioForce NanoSciences Holdings, Inc.

Richard Kaiser, its Secretary

2020 General Booth Blvd Suite 230 Virginia Beach, Virginia 23454

IF for Aldo Dalla-Vecchia:

 RSDL Enterprises, 3700 Colchester Road Lansing, Michigan 48906

 Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

10. ENTIRE AGREEMENT.

This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

11. AMENDMENT.

This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

12. SEVERABILITY.

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and  enforceable, then  such provision shall be deemed to be written, construed, and enforced as so limited.

13. WAIVER OF CONTRACTUAL RIGHT.

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14. APPLICABLE LAW.

 This Agreement shall be governed by the laws of the State of Virginia.

15. INTERRUPTION OF SERVICE.

Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other  serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties' respective obligations  hereunder shall resume. In the event the interruption of the excused party's obligations continues for a period in excess of thirty (30) days, either party shall have the right to terminate this Agreement upon ten

(10) days' prior written notice to the other party.

16. ASSIGNMENT.

Aldo Dalla-Vecchia agrees that it will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations  under this Agreement without the prior written consent of BioForce NanoSciences Holdings, Inc. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent  the consolidation of BioForce NanoSciences Holdings, Inc. with or its merger into, any other corporation, or the sale of BioForce NanoSciences Holdings, Inc. or all or substantially all of its properties or assets, or assignment by BioForce NanoSciences Holdings, Inc. this Ageement and the performance of  its obligations hereunder to any successor in interest or any affiliated Company. Subject to the foregoing, this agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall  not benefit any person or entity other than those enumerated above.

This Agreement shall be signed on behalf of BioForce NanoSciences Holdings, Inc. by Richard Kasier, Secretary and on behalf of Aldo Dalla-Vecchia by Aldo Dalla-Vecchia, Principal , RSDL RSDI Enterprises and effective as of the date first above written.

This Consulting Agreement is executed and agreed to by:

/s/

____________________________

Richard Kaiser

BioForce NanoSciences Holdings, Inc.

Date: May 25, 2020

/s/

________________________

Aldo Dalla-Vecchia

RSDL Enterprises

Date: May 25, 2020